Exhibit 99.1

NEWS
RELEASE

2008-02

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL REPORTS MOST PROFITABLE YEAR IN COMPANY HISTORY

HOUSTON, TEXAS, February 26, 2008 – Frontier Oil Corporation (NYSE: FTO) today announced quarterly net income of $43.4 million, or $0.41 per diluted share for the quarter ended December 31, 2007, compared to net income of $52.4 million or $0.47 per diluted share, for the quarter ended December 31, 2006.  For the twelve months ended December 31, 2007, net income totaled a record $499.1 million, or $4.62 per diluted share, compared to the previous record $379.3 million or $3.37 per diluted share for the twelve months ended December 31, 2006.

Frontier benefited from wide crude oil differentials in the fourth quarter of 2007, which helped offset lower product margins.  The light/heavy crude oil spread averaged $29.40 per barrel for the fourth quarter of 2007 compared to $14.28 per barrel for the fourth quarter of 2006.  The WTI/WTS spread averaged $6.95 per barrel in the most recent quarter compared to $4.84 per barrel for the fourth quarter of 2006.  Refined product margins were substantially lower in the fourth quarter of 2007 than in 2006 due in part to high crude oil prices and moderating demand for gasoline, particularly in the Rocky Mountain region.  The gasoline crack spread averaged $3.27 per barrel for the quarter ended December 31, 2007, compared to $7.96 per barrel for the quarter ended December 31, 2006.  The diesel crack spread averaged $16.06 per barrel for the most recent quarter compared to $20.21 for the same period in 2006.

Total refinery charges for the fourth quarter of 2007 decreased to 157,772 barrels per day compared to 173,613 for the fourth quarter of 2006 due to throughput constraints from a heavier crude slate at both refineries and a December fire in the coking unit at the Cheyenne Refinery.  In order to take advantage of the wide crude oil differentials, Frontier increased the heavy crude oil charge to 59,642 barrels per day for the most recent quarter compared to 43,316 barrels per day for the fourth quarter of 2006.

Frontier’s Chairman, President and CEO, James Gibbs, commented, “Although we are disappointed in the lost opportunity that resulted from the fourth quarter fire in our Cheyenne coking unit, we are very proud of the nearly $500 million of net income we reported this year.  The gasoline crack spread was weak for the latter part of the fourth quarter and the first half of January, however diesel margins were and continue to be strong.  We will begin a 38-day crude unit turnaround at the El Dorado Refinery on March 1, 2008 during which we will tie-in our new vacuum tower.  The new vacuum tower should allow us to run a minimum of 120,000 barrels per day of crude oil, including 25,000 barrels per day of heavy crude.”

For the three months ended December 31, 2007, Frontier generated cash flow before changes in working capital of $57.4 million.  Frontier’s cash balance at December 31, 2007 was $297.4 million, down from $432.7 million in the previous quarter due to $44.4 million in share repurchases, $62.4 million in net capital expenditures and an $81.3 million increase in working capital.  There were no borrowings under the Company’s revolving credit facility.  For the twelve months ended December 31, 2007, Frontier generated $566.2 million in cash before changes in working capital while investing approximately $280.0 million in net capital expenditures and $248.5 million in share repurchases.  Subsequent to December 31, 2007, Frontier has spent an additional $52.5 million to repurchase its shares.

The fourth quarter 2007 results include an after-tax hedging loss of $31.5 million, or $0.30 per diluted share, compared to an after-tax gain of $6.9 million, or $0.06 per diluted share for the fourth quarter of 2006.  For the twelve months ended December 31, 2007, the after-tax hedging loss totaled $53.6 million, or $0.50 per diluted share, compared to an after-tax hedging gain of $21.5 million, or $0.19 per diluted share for the twelve months ended December 31, 2006.  The fourth quarter 2007 results also include an after-tax inventory gain of approximately $40.8 million or $0.39 per diluted share, compared to a loss of $24.0 million or $0.22 per diluted share, for the same period of 2006.  The twelve months ended December 31, 2007 include an after-tax inventory gain of approximately $78.4 million or $0.73 per diluted share, compared to a loss of $16.1 million, or $0.14 per diluted share for the same period in 2006.

Conference Call

A conference call is scheduled for today, February 26, 2008 at 11:00 a.m. eastern time, to discuss the financial results.  To access the call, please dial (888) 262-8943.  For those individuals outside the United States, please call (913) 312-0423.  A recorded replay of the call may be heard through March 11, 2008 by dialing (888) 203-1112 (international callers (719) 457-0820) and entering the code 4920082.  In addition, the real-time conference call and a recorded replay will be webcast by CCBN.  To access the call or the replay via the Internet, go to www.frontieroil.com and register from the Investor Relations page of the site.

Frontier operates a 110,000 bpd refinery located in El Dorado, Kansas, and a 52,000 bpd refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.  Information about the Company may be found on its website www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

FRONTIER OIL CORPORATION

	Twelve Months Ended		Three Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
INCOME STATEMENT DATA ($000's except per share)
Revenues	$5,188,740	$4,795,953	$1,319,637	$1,087,267
Raw material, freight and other costs	4,039,235	3,850,937	1,139,066	911,628
Refining operating expenses, excluding depreciation	300,542	277,129	90,183	73,321
Selling and general expenses, excluding depreciation	55,343	52,488	13,488	15,665
(Gain) on sale of assets	(15,214)	(8)	18	-
Operating income before depreciation	808,834	615,407	76,882	86,653
Depreciation, accretion and amortization	53,039	41,213	15,076	11,167
Operating income	755,795	574,194	61,806	75,486
Interest expense and other financing costs	8,773	12,139	1,744	3,241
Interest and investment income	(21,851)	(18,059)	(4,154)	(5,666)
Provision for income taxes	269,748	200,837	20,799	25,477
Net income	$499,125	$379,277	$43,417	$52,434
Net income per diluted share	$4.62	$3.37	$0.41	$0.47
Average shares outstanding (000's)	107,970	112,512	105,664	110,741

OTHER FINANCIAL DATA ($000's)
EBITDA (1)	$808,834	$615,407	$76,882	$86,653
Cash flow before changes in working capital	566,165	446,667	57,401	75,759
Working capital changes	(137,152)	(106,150)	(81,304)	(18,655)
Net cash provided (used) by operating activities	429,013	340,517	(23,903)	57,104
Net cash provided (used) by investing activities	(280,013)	(137,195)	(62,401)	(36,085)

OPERATIONS
Consolidated
Operations (bpd)
Total charges	164,877	171,819	157,772	173,613
Gasoline yields	76,974	81,484	72,173	83,283
Diesel yields	55,889	57,678	51,475	60,950
Total sales	170,148	172,038	161,899	174,252

Refinery operating margins information ($ per bbl)
Refined products revenue	$84.85	$75.80	$91.99	$67.13
Raw material, freight and other costs	65.04	61.33	76.47	56.87
Refinery operating expenses, excluding depreciation	4.84	4.41	6.05	4.57
Depreciation, accretion and amortization	0.85	0.65	1.01	0.69

Cheyenne Refinery Light/Heavy crude oil differential ($ per bbl)	$18.55	$16.21	$28.40	$14.35
WTI/WTS Differential ($ per bbl)	5.02	5.22	6.95	4.84
El Dorado Refinery Light/Heavy crude oil differential ($ per bbl)	20.60	18.13	30.64	13.99

BALANCE SHEET DATA ($000's)	At December 31, 2007		At December 31, 2006
Cash, including cash equivalents (a)		$297,399		$405,479
Working capital		529,510		479,518
Short-term and current debt (b)		-		-
Total long-term debt (c)		150,000		150,000
Shareholders' equity (d)		1,038,614		775,854
Net debt to book capitalization (b+c-a)/(b+c-a+d)		-16.5%		-49.1%

(1) EBITDA represents income before interest expense and other financing costs, interest and investment income, income tax, and depreciation, accretion and amortization. EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the EBITDA calculation are derived from amounts included in the consolidated financial statements of the Company.  EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies.  EBITDA is presented here because the Company believes it enhances an investor’s understanding of Frontier’s ability to satisfy principal and interest obligations with respect to Frontier’s indebtedness and to use cash for other purposes, including capital expenditures.  EBITDA is also used for internal analysis and as a basis for financial covenants. Frontier’s EBITDA for the twelve months and three months ended December 31, 2007 and 2006 is reconciled to net income as follows:

	Twelve Months Ended		Three Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net income (loss)	$499,125	$379,277	$43,417	$52,434
Add provision (benefit) for income taxes	269,748	200,837	20,799	25,477
Add interest expense and other financing costs	8,773	12,139	1,744	3,241
Subtract interest and investment income	(21,851)	(18,059)	(4,154)	(5,666)
Add depreciation, accretion and amortization	53,039	41,213	15,076	11,167
EBITDA	$808,834	$615,407	$76,882	$86,653

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